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                                                                    EXHIBIT 5
                                                                    ---------


                                 February 5, 1998


Advanced Lighting Technologies, Inc.
2307 East Aurora Road, Suite 1
Twinsburg, Ohio 44087

         Re: Form S-8 Registration Statement for the 1997 Billion Dollar Market Capitalization Incentive Award Plan

Gentlemen:

         We have acted as counsel for Advanced Lighting Technologies, Inc., an Ohio Corporation (the "Company") in connection with the proposed offer by the Company of up to 800,000 shares of the Company's Common Stock (the "Shares") pursuant to the Advanced Lighting Technologies, Inc. 1997 Billion Dollar Market Capitalization Incentive Award Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued or transferred and sold to participants in accordance with the Plan (and authorized forms of Award Agreements), will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to Registration Statement on Form S-8 filed by the Company to effect registration of the Shares issued and sold pursuant to the Plan under the Securities Act of 1933 and to the reference to us under the caption "Item 5. Interests of Named Experts and Counsel" in such Registration Statement.



                                     Very truly yours,

                                     /s/ COWDEN, HUMPHREY & SARLSON, CO., L.P.A.